Exhibit 99.1

Vericel Corporation
64 Sidney Street
Cambridge, MA 02139
T (617) 588-5555
F (617) 588-5554
www.vcel.com

Vericel Reports Third Quarter 2022 Financial Results
Total Net Product Revenue of $38.6 Million
MACI Net Revenue Increased 30% to $31.0 Million
Conference Call Today at 8:30am Eastern Time

CAMBRIDGE, Mass., November 9, 2022 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the third quarter ended September 30, 2022.

Third Quarter 2022 Financial Highlights
•Total net revenue of $38.6 million
•MACI® net revenue of $31.0 million, Epicel® net revenue of $7.3 million, and NexoBrid® revenue of $0.2 million
•Gross margin of 65%
•Net loss of $6.6 million, or $0.14 per share
•Non-GAAP adjusted EBITDA of $3.3 million
•Operating cash flow of $4.1 million
•As of September 30, 2022, approximately $133 million in cash and investments, and no debt

Business Highlights and Updates
•Third-quarter MACI revenue growth of 30% compared to the prior year and 8% sequential growth versus the prior quarter, representing the highest quarterly revenue outside of the seasonally-high fourth quarter since the launch of MACI
•Ninth straight quarter of positive adjusted EBITDA and operating cash flow
•FDA’s review of NexoBrid BLA is progressing, with inspections of manufacturing facilities in Taiwan and Israel underway
•Type C meeting with the FDA scheduled for December to discuss MACI arthroscopic delivery program

“The Company executed well in the third quarter, delivering strong MACI revenue growth, record third-quarter total revenue, and continued quarterly profitability and positive operating

Exhibit 99.1
cash flow,” said Nick Colangelo, President and CEO of Vericel. “We also continued to advance important pipeline programs with planned meetings with the FDA for both the MACI arthroscopic delivery and ankle development programs, as well as continued pre-launch activities for the potential launch of NexoBrid, which we believe positions the Company for continued strong growth in the years ahead.”

Full-Year 2022 Financial Guidance Update
•Total net revenue expected to be in the range of $164 to $166 million
•MACI revenue expected to be approximately $130 to $132 million
•Total burn care revenue, including Epicel and NexoBrid, expected to be approximately $34 million
•Gross margin expected to be in the mid-60% range
•Adjusted EBITDA margin in the mid-teens % range

Third Quarter 2022 Results
Total net revenue for the quarter ended September 30, 2022 increased 12% to $38.6 million, compared to $34.5 million in the third quarter of 2021. Total net product revenue for the quarter included $31.0 million of MACI (autologous cultured chondrocytes on porcine collagen membrane) net revenue and $7.3 million of Epicel (cultured epidermal autografts) net revenue, compared to $23.9 million of MACI net revenue and $9.8 million of Epicel net revenue, respectively, in the third quarter of 2021. Total net revenue for the quarter also included $0.2 million of revenue related to the procurement of NexoBrid (concentrate of proteolytic enzymes enriched in bromelain) by the U.S. Biomedical Advanced Research and Development Authority (BARDA) for emergency response preparedness, compared to $0.8 million in the third quarter of 2021.

Gross profit for the quarter ended September 30, 2022 was $25.2 million, or 65% of net revenue, compared to $22.1 million, or 64% of net revenue, for the third quarter of 2021.

Total operating expenses for the quarter ended September 30, 2022 were $32.0 million, compared to $27.1 million for the same period in 2021. The increase in operating expenses was primarily due to an increase in employee expenses, continued investment in commercialization initiatives and additional stock-based compensation expense.

Net loss for the quarter ended September 30, 2022 was $6.6 million, or $0.14 per share, compared to $4.9 million, or $0.11 per share, for the third quarter of 2021.

Non-GAAP adjusted EBITDA for the quarter ended September 30, 2022 was $3.3 million, or 9% of net revenue, compared to $4.3 million, or 12% of net revenue, for the third quarter of 2021. A table reconciling non-GAAP measures is included in this press release for reference.
As of September 30, 2022, the Company had approximately $133 million in cash and investments, compared to approximately $129 million as of December 31, 2021, and no debt.

Exhibit 99.1
Conference Call Information
Today’s conference call will be available live at 8:30am Eastern Time and can be accessed through the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. A slide presentation with highlights from today’s conference call will be available on the webcast and in the Investor Relations section of the Vericel website. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software, if necessary. To participate by telephone, please register here to receive dial-in details and your personal passcode. A replay of the webcast will be available on the Vericel website until November 9, 2023.

About Vericel Corporation
Vericel is a leader in advanced therapies for the sports medicine and severe burn care markets. The Company markets two cell therapy products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep-dermal or full-thickness burns greater than or equal to 30% of total body surface area. The Company also holds an exclusive license for North American rights to NexoBrid, a registration-stage biological orphan product for debridement of severe thermal burns. For more information, please visit the Company’s website at www.vcel.com.

GAAP v. Non-GAAP Measures
Vericel’s reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission. Vericel has provided in this release certain financial information that has not been prepared in accordance with GAAP. Vericel’s management believes that the non-GAAP adjusted EBITDA described in the release, which includes adjustments for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel’s underlying performance, business and performance trends, and helps facilitate period-to-period comparisons and comparisons of its financial measures with other companies in Vericel’s industry. However, the non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Epicel® and MACI® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. (MediWound) and is used under license to Vericel Corporation. © 2022 Vericel Corporation. All rights reserved.

Exhibit 99.1
Forward-Looking Statements
Vericel cautions you that all statements other than statements of historical fact included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe that we have a reasonable basis for the forward-looking statements contained herein, they are based on current expectations about future events affecting us and are subject to risks, assumptions, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Our actual results may differ materially from those expressed or implied by the forward-looking statements in this press release. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “continues,” “believe,” “guidance,” “outlook,” “target,” “future,” “potential,” “goals” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

Among the factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, uncertainties associated with our expectations regarding future revenue, growth in revenue, market penetration for MACI and Epicel, growth in profit, gross margins and operating margins, the ability to achieve or sustain profitability, contributions to adjusted EBITDA, the expected target surgeon audience, potential fluctuations in sales and volumes and our results of operations over the course of the year, timing and conduct of clinical trial and product development activities, likelihood of the FDA’s potential approval of the NexoBrid BLA resubmission seeking approval for the treatment of severe burns in the United States, timing and likelihood of the FDA’s potential approval of the arthroscopic delivery of MACI to the knee or the use of MACI to treat cartilage defects in the ankle, the estimate of the commercial growth potential of our products and product candidates, availability of funding from BARDA under its agreement with MediWound for use in connection with NexoBrid development activities, competitive developments, changes in third-party coverage and reimbursement, our ability to supply or meet customer demand for our products, negative impacts on the global economy and capital markets resulting from the conflict in Ukraine, global geopolitical tensions or record inflation and the ongoing or future impacts of the COVID-19 pandemic on our business or the economy generally.

These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (SEC) on February 24, 2022, Vericel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 9, 2022, and in other filings with the SEC. These forward-looking statements reflect our views as of the date hereof and Vericel does not assume and specifically disclaims any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Exhibit 99.1
Investor Contact:
Eric Burns
ir@vcel.com
+1 (734) 418-4411

Media Contact:
Julie Downs
media@vcel.com

Exhibit 99.1
VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Product sales, net	$38,326	$33,718	$111,004	$106,025
Other revenue	225	788	667	2,568
Total revenue	38,551	34,506	111,671	108,593
Cost of product sales	13,318	12,408	40,132	36,600
Gross profit	25,233	22,098	71,539	71,993
Research and development	5,046	4,284	14,698	12,363
Selling, general and administrative	26,975	22,775	79,984	71,625
Total operating expenses	32,021	27,059	94,682	83,988
Loss from operations	(6,788)	(4,961)	(23,143)	(11,995)
Other income (expense):
Interest income	342	44	578	163
Interest expense	(105)	(1)	(143)	(3)
Other income (expense)	(5)	(13)	98	44
Total other income	232	30	533	204
Loss before income taxes	(6,556)	(4,931)	(22,610)	(11,791)
Income tax expense	21	—	21	215
Net loss	$(6,577)	$(4,931)	$(22,631)	$(12,006)
Net loss per common share:
Basic	$(0.14)	$(0.11)	$(0.48)	$(0.26)
Diluted	$(0.14)	$(0.11)	$(0.48)	$(0.26)
Weighted-average common shares outstanding:
Basic	47,182	46,669	47,096	46,355
Diluted	47,182	46,669	47,096	46,355

Exhibit 99.1
VERICEL CORPORATION
RECONCILIATION OF REPORTED NET LOSS (GAAP)
TO ADJUSTED EBITDA (NON-GAAP MEASURE)
(Unaudited, amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(6,577)	$(4,931)	$(22,631)	$(12,006)
Stock-based compensation expense	9,104	8,596	29,443	26,481
Depreciation and amortization	1,014	679	2,942	2,185
Net interest income	(237)	(43)	(435)	(160)
Income tax expense	21	—	21	215
Adjusted EBITDA (Non-GAAP)	$3,325	$4,301	$9,340	$16,715

Exhibit 99.1
VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$65,216	$68,330
Short-term investments	45,724	35,068
Accounts receivable (net of allowance for doubtful accounts of $115 and $40, respectively)	34,296	37,437
Inventory	16,729	13,381
Other current assets	4,410	4,246
Total current assets	166,375	158,462
Property and equipment, net	15,918	13,308
Restricted cash	—	211
Right-of-use assets	42,628	45,720
Long-term investments	21,739	25,687
Other long-term assets	1,357	317
Total assets	$248,017	$243,705
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,113	$9,016
Accrued expenses	13,948	14,045
Current portion of operating lease liabilities	4,902	2,950
Other current liabilities	41	41
Total current liabilities	27,004	26,052
Operating lease liabilities	43,176	47,147
Other long-term liabilities	—	44
Total liabilities	70,180	73,243
Total shareholders’ equity	177,837	170,462
Total liabilities and shareholders’ equity	$248,017	$243,705